For period ending 12/31/99
File number 811 -    116

77(C).  Matters submitted to a vote of security holders.
    a)  Meeting of shareholders - October 19, 1999
      (1)  Directors elected:
           Charles H. Black, Ann S. Bowers, Louise H. Bryson,
Malcolm R. Currie, Jon B. Lovelace, Jr., John G. McDonald, Bailey
Morris-Eck, Richard G. Newman, William C. Newton, James W. Ratzlaff, Olin C. Robison, R. Michael Shanahan, William J. Spencer.

            (2) Ratification or rejection of the selection by the Board of Directors of Deloitte & Touche LLP as the independent accountant


Votes:
Affirmative
Against
Abstain



990,514,162
5,750,141
24,127,642


b)  Meeting of shareholders - November 16, 1999 adjourned session
    (1) Amendments to Certificate of Incorporation (i) increasing the authorized shares of capital stock, (ii) establishing a new class of common stock and (iii) authorizing the Board to create additional series of shares within the new class of common stock.


Votes:
Affirmative
Against
Abstain



827,588,205
38,273,476
47,835,925



(Broker Non-Votes = 271,714,776)


(2) Amendment to Certificate of Incorporation reducing the par value per share of capital stock


Votes:
Affirmative
Against
Abstain



800,229,624
54,877,058
58,590,924



(Broker Non-Votes = 271,714,776)